Exhibit 10.2

First Amendment to
Employment Agreement Between
Minuteman International, Inc. and
Gregory J. Rau

Pursuant to the Board of Directors Resolution of May 2, 2003, the Board of Directors of Minuteman International, Inc., with Thomas J. Nolan and Gregory J. Rau abstaining, unanimously approved the foregoing First Amendment to Employment Agreement of Gregory J. Rau dated July 13, 2001, (“Employment Agreement”).  Minuteman International, Inc. (Employer) and Gregory J. Rau (Employee) hereby agree to the amend the Employment Agreement as follows:

1.                    Section 3 Compensation:  The provisions for payment to the Employee of commissions on consolidated net sales and consolidated profits (“Profit Bonus”), specifically Section 3. B. (1) and (2) are hereby eliminated and these provisions are stricken in their entirety effective January 1, 2003.  In consideration thereof, Section 3. A., Salary, is hereby amended to provide the Employee’s Salary is increased effective January 1, 2003 to Two Hundred Fifty Thousand Dollars ($250,000.00) per year for the remainder of the Term, payable in equal semi- monthly installments on the normal payroll dates of the Employer less appropriate withholding for taxes. Further, the Employee may be eligible for annual discretionary bonus compensation as determined by the Employer’s Compensation Committee in accordance with its Management Incentive Plan for Executive Officers and as approved by the Board of Directors.

2.                    In consideration of the above amendment to Section 3, all references in the Employment Agreement to payment upon termination of the Employee’s employment to “commissions earned”, “profit bonus” and “commissions and profit bonus” in Section 5, Termination by the Employee, and Section 6, Termination by the Employer, are eliminated and shall be stricken.

3.                    Section 4, Restrictive Covenant, the amount of consideration paid to the Employee is hereby amended to eliminate reference to “salary” and instead state the full amount of consideration to be paid as follows:

“In addition to any payments which may be rendered pursuant to the Employee’s termination from employment as stated at Paragraphs 5 and 6, in the event that the Employee is terminated without cause or the Employee terminated the Agreement for Good Reason as more fully defined below, the Employer shall pay to the Employee the sum of One Hundred Fifty Thousand Dollars ($150,000.00), less withholding for payment of taxes, in equal monthly installments for the twelve month period following his termination of employment.”

4.                    Section 5 (A) Voluntary Termination, Termination by the Employee, shall be amended to include that in the event of termination, the Employer shall be obligated to pay the Employee all sums for salary earned as of the Employee’s last date of employment as well as a discretionary bonus prorated based upon the number of days employed in the current calendar year based upon the amount paid as a discretionary bonus as approved by the Board of Directors during the preceding calendar year.

5.                    Section 5 (B), Termination for Good Reason, Termination by the Employee, and Section 6 (B), Termination Without Cause, Termination by the Employer, shall be amended to provide in the event of termination, the Employer shall continue to pay the Employee his salary as reduced to Seventy Five percent (75%) and Seventy Five percent (75%) of the prior year’s discretionary bonus as approved by the Board of Directors, less withholding for taxes, based upon the preceding year’s audited Annual Financial Statement in equal monthly installments for the remainder of the term.

6.                    Section 6(C), Termination Due to Death or Disability, Termination by the Employer, shall be amended to provide that in the event of termination due to death or disability, the Employer shall also provide a prorated discretionary bonus based upon the number of days employed in the current calendar year based upon the amount paid as a discretionary bonus as approved by the Board of Directors during the preceding calendar year, but in no event shall this amount be less than Seventy Five percent (75%) of the discretionary bonus paid for the preceding year.

Notwithstanding the above First Amendment to the Employment Agreement, all other terms and conditions of the Employment Agreement shall remain in full force and effect. In the event of any ambiguity between the terms of the First Amendment and the Employment Agreement, the terms and conditions of the First Amendment shall control the final resolution thereof.

Employer:		Minuteman International, Inc.

	By:	/s/ Roger B. Parsons
Roger B. Parsons
Chairman of the Compensation Committee

	By:	/s/ Richard J. Wood
Richard J. Wood
Chairman of the Audit Committee

Date:	July 31, 2003

Employee: Gregory J. Rau

By:	/s/ Gregory J. Rau
Gregory J. Rau

Date:	July 31, 2003